EXHIBIT 99.1
Priority Technology Holdings, Inc. Forms Special Committee to Evaluate Preliminary, Non-Binding Take Private Proposal
ALPHARETTA, Ga., November 10, 2025 - The Board of Directors of Priority Technology Holdings, Inc. (NASDAQ: PRTH) today announced that it has formed a special committee of independent and disinterested directors that is authorized, among other things, to evaluate the preliminary, non-binding proposal, dated November 9, 2025, by Thomas Priore, the Company’s Chairman and Chief Executive Officer to acquire all of the outstanding shares of Priority’s common stock that it does not already own for cash consideration in a range of $6.00 to $6.15 per share, as well as any potential strategic alternatives to the proposal.
A copy of the proposal letter from Mr. Priore is available as an exhibit to the Company’s Current Report on Form 8-K publicly filed today with the Securities and Exchange Commission.
There can be no assurance that any definitive offer will be made or accepted, that any agreement will be executed or that any transaction will be consummated.

About Priority
Priority is the payments and banking solution that enables businesses to collect, store, lend and send funds through a unified commerce engine. Our platform combines payables, merchant solutions, and treasury solutions so leaders can streamline financial operations efficiently — and our innovative industry experts help businesses navigate and build momentum on the path to growth. With the Priority Commerce Engine, leaders can accelerate cash flow, optimize working capital, reduce unnecessary costs, and unlock new revenue opportunities. To learn more about Priority (NASDAQ: PRTH), visit prioritycommerce.com.
Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan” and “will” or, in each case, their negative, or other variations or comparable terminology. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future, including statements regarding the potential acquisition of the Company and the Company’s evaluation of the Proposal. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, among others, the possibility that no agreement will be reached or that any transaction will not be completed.
We caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings, including our most recent Annual Report on Form 10-K filed with the SEC on March 6, 2025. These filings are available online at www.sec.gov or www.prioritycommerce.com.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law. We qualify all of our forward-looking statements by these cautionary statements.
Investor:

EXHIBIT 99.1
priorityIR@icrinc.com